Exhibit 10.8

[GRAPHIC]

UNIVERSITY OF WASHINGTON

VICE PROVOST, OFFICE OF INTELLECTUAL PROPERTY AND TECHNOLOGY TRANSFER	February 26, 2002

Mr. Tom Mino

President

Lumera Corporation

19910 North Creek Parkway

P. O. Box 3008

Bothell, WA 98011

Dear Tom:

First, let me extend our appreciation for your understanding and cooperation in reengineering the sponsored research agreement between the University of Washington and Lumera Corporation. As you know, research in new materials takes a substantial amount of time. Investigating new electro-optic materials and devices is an exciting activity, and is opening new doors into the future. Unfortunately, this research has taken longer than planned. As a result, our renegotiation of the sponsored research agreement to elongate the agenda through 2005, as opposed to our current plan for funding through 2003, will benefit both the University of Washington and Lumera Corporation. Under this plan, the expected investment of $9 million by Lumera will remain the same, but be extended for two additional years, with payments expected to be made per the schedule on Exhibit 4 (attached) Lumera proposed on December 5, 2001.

We look forward to our continued relationship with Lumera and the restructured sponsored research agreement.

Sincerely,

/s/ Steven G. Olswang

Steven G. Olswang Vice Provost Acting Vice Provost for Intellectual Property and Technology Transfer

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Enclosure

Gerberding Hall, Room 232 Box 351242 Seattle, Washington 98195-1242 206-543-0905 FAX: 206-543-0586

EXHIBIT 4

PAYMENTS AND PAYMENT SCHEDULE

A.	Payments

1. Total Project Payments: $9,000,000.001 (or $6,000,000.002)

2. Number of Project Payments: Fifteen(15)1 (or eleven(11)2)

4. Project Payments shall be due and payable according to the following Schedule:

a.	Payment #1 ($750,000.00): upon execution of Research Plan (February 26, 2001)

b.	Payments #2 and #3 ($750,000.00) on the first day of the next quarter immediately following the Start Date (April 1, 2001: July 1, 2001).

c.	Payments #4 thru #15 (or #112) will commence April 1, 2002 with quarterly payments #4 thru #6 of $375,000.00 (July 1, 2002; October 1, 2002)

d.	Beginning January 1, 2003 quarterly payments #7 thru #12 at $750,000.00; payments #13 thru #15 at $375,000.00 (or #7 & #8 at $750,000.00; #9 thru #11 at $375,000.00)

the event any payment hereunder is not made in a timely manner, the due dates for all remaining payments under the foregoing payment schedule shall be accelerated by one (1) quarter and Section 3.2 shall be adjusted to reflect such acceleration. As used in this subparagraph c., “timely manner” shall mean within five (5) business days from written notice by the University of failure to make such payment.

[1]	If Company renews this Agreement

[2]	If, for Good Cause, Company does not renew this Agreement as provided in Section 11.2 herein

[3]	Subject to possible renegotiation pursuant to Section 3.2 herein and/or possible adjustment as described in Sections 3.3 and 11.1 herein

B.	Payment Method

By check payable to University of Washington delivered or mailed as follows:

Director, Grant and Contract Accounting

The University of Washington

3917 University Way N.E., Room 150

Box 351122

Seattle, Washington 98195-1122

U.S.A.

- OR -

By wire transfer (with written notice thereof to the Director, Grant and Contract Accounting at above address) as follows:

Bank of America

Metropolitan Branch

1309 – Fourth Avenue

Seattle, Washington 98101

U.S.A.

Bank Routing No.: 1250-00024

University of Washington Account No.: 6204500

University of Washington Grant No.: